Exhibit 10.6
BANK OF GRANITE
SUMMARY OF AGREEMENT FOR JERRY A. FELTS
     On July 7, 2009, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”) and its banking subsidiary, Bank of Granite (the “Bank”), appointed Jerry A. Felts, Chief Operating Officer of both the Company and the Bank since July 2008, to serve in the additional capacity as Chief Financial Officer of both the Company and the Bank, effective July 31, 2009. Prior to his appointment as Chief Operating Officer, Mr. Felts served Bank of Granite as Independent Contractor/Advisor with respect to loan operations and accounting matters and internal control matters, beginning in November 2007.
     According to the oral agreement between the Bank and Jerry A. Felts effective July 1, 2009, Mr. Felts will receive nonemployee compensation as Chief Operating Officer and Chief Financial Officer at an hourly amount of $150, not to exceed $25,000 per month, plus reimbursement for out-of-pocket business related expenses. He will report directly to Scott Anderson, Chief Executive Officer of both the Company and the Bank.
     Either party can terminate this agreement upon appropriate notice.